Filed Pursuant to Rule 433

Registration Statement No. 333-187773

Dated March 17, 2016

CNA Financial Corporation

Reopening: $100,000,000

Total Issue: $500,000,000

4.500% Notes Due 2026

This term sheet provides information concerning a reopening (as discussed below) of CNA Financial Corporation’s 4.500% Notes due 2026 described under “Description of the Notes” in the Prospectus Supplement dated February 19, 2016 to the Prospectus dated April 5, 2013.

Issuer:	CNA Financial Corporation

Expected Ratings (Moody’s / S&P / Fitch / A.M. Best)*:	Baa2 (Stable) / BBB (Stable) / BBB (Stable) / bbb (Stable)

Format:	SEC Registered

Securities:	4.500% Notes due 2026

Security Type:	Senior Unsecured Fixed Rate Notes

Trade Date:	March 17, 2016

Settlement Date:	March 22, 2016 (T + 3)

Maturity Date:	March 1, 2026

Interest Payment Dates:	Semi-annually on March 1 and September 1, commencing on September 1, 2016

Principal Amount:

$100,000,000. The notes offered hereby will be part of the same series of notes as the $400,000,000 aggregate principal amount of 4.500% Senior Notes due 2026 issued and sold by CNA Financial Corporation on February 24, 2016. Upon settlement, the notes will be fungible with and treated as a single series with these existing notes, and the aggregate principal amount of the existing notes and the notes offered hereby will be $500,000,000

Treasury Benchmark:	UST 1.625% due February 15, 2026

Treasury Benchmark Yield:	1.899%

Spread to Treasury Benchmark:	T + 255 basis points

Yield to Maturity:	4.449%

Coupon:	4.500%

Price to Public:	100.398% of principal amount, plus accrued interest from February 24, 2016

Accrued Interest from February 24, 2016:	$350,000

Optional Redemption:	At any time prior to December 1, 2025 at a discount rate of US Treasury + 45 basis points or on or after December 1, 2025 at par

CUSIP / ISIN:	126117 AT7 / US126117AT75

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement, including a prospectus, with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Joint Book-Running Managers in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. at 1-800-831-9146 or J.P. Morgan Securities LLC collect at 212-834-4533.